Exhibit 5.2
10th Floor 595 Howe Street
Vancouver BC Canada V6C 2T5
www.dumoulinblack.com
Telephone No.      (604) 687-1224
Facsimile No.      (604) 687-8772
File No. 4090-01
January 19, 2010
United States Securities and Exchange Commission
Ladies and Gentlemen:
Re: Alexco Resource Corp. Registration Statement on Form F-10
We hereby consent to the reference to our firm’s name in the registration statement on Form F-10 (the “Registration Statement”) and the related short form prospectus (the “Prospectus”) of Alexco Resource Corp., dated January 19, 2010, on page ii of the cover page and under the headings “Legal Matters” and “Documents Filed As Part Of The Registration Statement” as contained in the Prospectus included in the Registration Statement.
In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Yours truly,
DuMOULIN BLACK LLP
/s/ DuMOULIN BLACK LLP